EXHIBIT 10.1

[PNC BANK LETTERHEAD]

November 16, 2000

inTEST Corporation
Seven Esterbrook Lane
Cherry Hill, NJ 08003
Attention: Hugh Regan

Re:     Renewal, Restatement and Increase of Committed Line of Credit

Dear Hugh:

We are pleased to inform you that PNC Bank, National Association (the "Bank") has approved your request for the renewal, restatement and increase of a committed line of credit (the "Loan") to inTEST Corporation, inTEST Sunnyvale Corporation, Temptronic Corporation, inTEST Investments, Inc., inTEST Licensing Corp. and inTEST IP Corp. (collectively, the "Borrower"). This letter agreement amends, restates and replaces the existing Amended and Restated Loan Agreement between the Bank and inTEST Corporation dated June 30, 1996 (as amended, the "Existing Loan Agreement"). We look forward to this opportunity to help you meet the financing needs of your business. All the details regarding your Loan are outlined in the following sections of this letter. If these terms are satisfactory, please follow the instructions for proceeding with your Loan provided at the end of this letter.

1.   Facility and Use of Proceeds. This is a committed revolving line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this letter, will make advances to the Borrower from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $5,000,000.00 (the "Line of Credit"). The "Expiration Date" means June 30, 2001, or such later date as may be designated by the Bank by written notice to the Borrower. Advances under the Line of Credit will be used for working capital or other general business purposes of the Borrower.

The Borrower may request that the Bank, in lieu of cash advances, issue standby letters of credit (individually, a "Letter of Credit" and collectively the "Letters of Credit") under the Line of Credit in an amount not to exceed $500,000 in the aggregate and having expiration dates not to exceed one (1) year. The availability of advances under the Line of Credit shall be reduced by the face amount of each Letter of Credit issued and outstanding (whether or not drawn). Each payment by the Bank under a Letter of Credit shall in the Bank's discretion constitute an advance of principal under the Line of Credit and shall be evidenced by the Note (as defined below). The Letters of Credit shall be governed by one or more reimbursement agreements executed by the Borrower (the "Reimbursement Agreement"). Each request for the issuance of a Letter of Credit must be accompanied by the Borrower's execution of an application on the Bank's

inTEST Corporation
November 16, 2000

standard forms, together with all supporting documentation. Each Letter of Credit will be issued in the Bank's sole discretion and in a form acceptable to the Bank. The Borrower shall pay the Bank's standard issuance fee on the face amount of each Letter of Credit upon issuance, together with such other customary fees, commissions and expenses therefor as shall be required by the Bank. This letter is not a pre-advice for the issuance of a letter of credit and is not irrevocable.

2.   Note. The obligation of the Borrower to repay advances under the Line of Credit shall be evidenced by a promissory note (the "Note") in form and content satisfactory to the Bank.

This letter (the "Letter Agreement"), the Note and the other loan documents delivered pursuant hereto will constitute the "Loan Documents." Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.

3.   Interest Rate. Interest on the unpaid balance of the Line of Credit advances will be charged at the rates, and be payable on the dates and times, set forth in the Note evidencing the Loan.

4.   Repayment. Subject to the terms and conditions of this letter, the Borrower may borrow, repay and reborrow under the Line of Credit until the Expiration Date, on which date the outstanding principal balance and any accrued but unpaid interest shall be due and payable. Interest will be due and payable on a monthly basis, and will be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.

5.   Cross-Default. The Loan will be cross-defaulted with all other present and future Obligations of the Borrower to the Bank.

6.   Covenants. Unless compliance is waived in writing by the Bank or until payment in full of the Loan and termination of the commitment for the Line of Credit:

    (a)   The Borrower will promptly submit to the Bank such information relating to the Borrower's affairs (including but not limited to annual financial statements and tax returns for the Borrower and any guarantor) or any security for the Loan as the Bank may reasonably request.

    (b)   The Borrower will not make or permit any change in the nature of its business as carried on as of the date of this Letter Agreement or in its senior management or equity ownership.

    (c)   The Borrower will notify the Bank in writing of the occurrence of an Event of Default or an act or condition which, with the passage of time, the giving of notice or both might become an Event of Default.

inTEST Corporation
November 16, 2000

    (d)   The Borrower will comply with the financial and other covenants included in Exhibit "A" hereto.

7.   Representations and Warranties. To induce the Bank to extend the Loan and upon the making of any advance to the Borrower under the Line of Credit, the Borrower represents and warrants as follows:

    (a)   The Borrower's latest financial statements provided to the Bank are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise, and the results of the Borrower's operations for the period specified therein. The Borrower's financial statements have been prepared in accordance with generally accepted accounting principles consistently applied from period to period subject in the case of interim statements to normal year-end adjustments. Since the date of the latest financial statements provided to the Bank, the Borrower has not suffered any damage, destruction or loss which has materially adversely affected its business, assets, operations, financial condition or results of operations.

    (b)   There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower which could result in a material adverse change in its business, assets, operations, financial condition or results of operations and there is no basis known to the Borrower or its officers, directors or shareholders for any such action, suit, proceedings or investigation.

    (c)   The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or its property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

    (d)   The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.

    (e)   The Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by the Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms.

inTEST Corporation
November 16, 2000

    (f)   There does not exist any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower by any law or by any governmental authority, court or agency.

    (g)   Prior to the year 2000, the Borrower reviewed the areas within its business and operations which could be adversely affected by, and developed or is developing a program to address on a timely basis the risk that certain computer applications used by the Borrower may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem did not result in, and is not reasonably expected to result in, any material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Borrower, or the ability of the Borrower to duly and punctually pay or perform its obligations hereunder and under the other Loan Documents. The Borrower continues to monitor for effects of the Year 2000 Problem pursuant to its established program.

8.   Fees. Beginning on the last day of the month after the date of the Note and continuing on the last day of each month thereafter until the Expiration Date, the Borrower shall pay a commitment fee to the Bank, in arrears, at the rate of one-quarter percent (.25%) per annum on the average daily balance of the Line of Credit which is undisbursed and uncancelled during the preceding month. The commitment fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.

9.   Expenses. The Borrower shall also reimburse the Bank for the Bank's expenses (including the reasonable fees and expenses of the Bank's outside and in-house counsel) in connection with any amendments, modifications or renewals of the Loan, and in connection with the collection of all of the Borrower's obligations to the Bank, including but not limited to enforcement actions relating to the Loan.

10.   Depository. The Borrower will establish and maintain at the Bank the Borrower's primary depository accounts with balances at all times of not less than $50,000.

11.   Additional Provisions. Before the first advance under the Loan, the Borrower shall execute and deliver to the Bank the Note and other required Loan Documents and such other instruments and documents as the Bank may reasonably request, such as certified resolutions, incumbency certificates or other evidence of authority. The Bank will not be obligated to make any advance under the Line of Credit if any Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing.

inTEST Corporation
November 16, 2000

Prior to execution of the final Loan Documents, the Bank may terminate this Letter Agreement if a material adverse change occurs with respect to the Borrower, any guarantor, any collateral for the Loan or any other person or entity connected in any way with the Loan, or if the Borrower fails to comply with any of the terms and conditions of this Letter Agreement, or if the Bank reasonably determines that any of the conditions cannot be met.

This Letter Agreement is governed by the laws of the State of New Jersey. No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrower therefrom, will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. When accepted, this Letter Agreement and the other Loan Documents will constitute the entire agreement between the Bank and the Borrower concerning the Loan, and shall replace all prior understandings, statements, negotiations and written materials relating to the Loan.

THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

If and when a loan closing occurs, this Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Loan.

To accept these terms, please sign the enclosed copy of this Letter Agreement as set forth below and the Loan Documents and return them to the Bank within ten (10) days from the date of this Letter Agreement, or this Letter Agreement may be terminated at the Bank's option without liability or further obligation of the Bank.

Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:    Denise Viola Monahan
      Denise Viola Monahan
      Vice President

inTEST Corporation
November 16, 2000

ACCEPTANCE

With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this ________ day of ___________________, 2000.

INTEST CORPORATION	INTEST SUNNYVALE CORPORATION

By: /s/Hugh T. Regan, Jr.	By: /s/Hugh T. Regan, Jr.
(SEAL)	(SEAL)
Print Name: Hugh T. Regan, Jr.	Print Name: Hugh T. Regan, Jr.
Title: CFO	Title: CFO

TEMPTRONIC CORPORATION	INTEST INVESTMENTS, INC.

By: /s/Hugh T. Regan, Jr.	By: /s/Hugh T. Regan, Jr.
(SEAL)	(SEAL)
Print Name: Hugh T. Regan, Jr.	Print Name: Hugh T. Regan, Jr.
Title: CFO	Title: CFO

INTEST LICENSING CORP.	INTEST IP CORP.

By: /s/Hugh T. Regan, Jr.	By: /s/Hugh T. Regan, Jr.
(SEAL)	(SEAL)
Print Name: Hugh T. Regan, Jr.	Print Name: Hugh T. Regan, Jr.
Title: CFO	Title: CFO

EXHIBIT A

A.   FINANCIAL REPORTING COVENANTS:

(1)   The Borrower will deliver to the Bank:

      (a)   Financial Statements for its fiscal year, within ninety (90) days after fiscal year end, audited and certified without qualification by a certified public accountant acceptable to the Bank.

      (b)   Financial Statements for each fiscal quarter, within forty-five (45) days after the quarter end, together with year-to-date and comparative figures for the corresponding periods of the prior year, certified as true and correct by its chief financial officer.

      (c)   With each delivery of Financial Statements, the Borrower's chief financial officer shall also deliver a certificate as to the Borrower's compliance with the financial covenants, if any, for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take. This certificate shall set forth all detailed calculations necessary to demonstrate such compliance.

"Financial Statements" means the consolidated balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time ("GAAP") applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).

In the event that any financial information submitted to the Bank has been prepared by an outside accountant, the same shall be accompanied by a statement in writing signed by the accountant disclosing that the accountant is aware that the information prepared by the accountant would be submitted to and relied upon by the Bank in connection with the Bank's determination to grant or continue credit.

B.   FINANCIAL COVENANTS:

(1)   The Borrower will maintain at all times a ratio of current assets to current liabilities of at least 1.50 to 1.00.

(2)   The Borrower will maintain at all times a ratio of total liabilities to Tangible Net Worth of less than 1.00 to 1.00.

(3)   The Borrower will not make capital expenditures in excess of $500,000 in any one fiscal year of the Borrower.

A-1

"Tangible Net Worth" means stockholder's equity in the Borrower less any advances to third parties and all items properly classified as intangibles, in accordance with GAAP.

C.   NEGATIVE COVENANTS:

(1)   The Borrower will not create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements; provided, however, that the foregoing restrictions shall not prevent the Borrower from:

      (a)   incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;

      (b)   making pledges or deposits to secure obligations under workers' compensation laws or similar legislation; or

      (c)   granting additional liens or security interests to secure existing or future indebtedness in an aggregate principal amount not to exceed $100,000 at any time;

      (d)   entering into leases, as lessee, for real or personal property with an aggregate annual rental value in excess of $50,000, excluding leases existing on the date hereof; or

      (e)   granting liens or security interests in favor of the Bank.

(2)   The Borrower will not create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except:

      (a)   indebtedness to the Bank;

      (b)   open account trade debt incurred in the ordinary course of business and not past due, or

      (c)   indebtedness in respect of which liens are permitted under subparagraph (1)(c) and (1)(d) above, and any refinancings thereof; provided that the amount of the refinancing indebtedness is not more than the outstanding amount of the refinanced indebtedness, and the terms of the refinancing indebtedness are no more favorable to the lender than the terms of the refinanced indebtedness.

A-2

(3)   The Borrower will not liquidate, or dissolve, or merge or consolidate with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property or assets, whether now owned or hereafter acquired which at the time of such disposition has a fair market value in excess of $100,000.

(4)   The Borrower will not make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity.

(5)   The Borrower will not declare or pay any dividends on or make any distribution with respect to any class of its equity, or purchase, redeem, retire or otherwise acquire any of its equity.

(6)   The Borrower will not make or have outstanding any loans or advances to or otherwise extend credit to any person, firm, corporation or other entity, except in the ordinary course of business.

A-3